UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     Form CB


                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

        Securities Act Rule 801 (Rights Offering)                           [ ]
        Securities Act Rule 802 (Exchange Offer)                            [X]
        Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)                 [ ]
        Exchange Act Rule 14d-1(c) (Third Party Tender Offer)               [ ]
        Exchange Act Rule 14e-2(d) (Subject Company Response)               [ ]
        Filed or submitted in paper if permitted by Regulation S-T Rule [ ] 101(b)(8)

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)   [ ]

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

                                  Braskem S.A.
 -------------------------------------------------------------------------------
                             (Name of Subject Company)

 -------------------------------------------------------------------------------
       (Translation of Subject Company's Name into English (if applicable))

                        The Federative Republic of Brazil
 -------------------------------------------------------------------------------
         (Jurisdiction of Subject Company's Incorporation or Organization)

                                  Braskem S.A.
 -------------------------------------------------------------------------------
                        (Name of Person(s) Furnishing Form)

                            Class A Preferred Shares
 -------------------------------------------------------------------------------
                      (Title of Class of Subject Securities)

                                    105532105
 -------------------------------------------------------------------------------
               (CUSIP Number of Class of Securities (if applicable))

Paul Altit, Avenida das Nacoes Unidas, 4777, Zip Code 05477-000, Sao Paulo, Sao
                        Paulo, Brazil (55-11) 3443-9999
--------------------------------------------------------------------------------
 (Name, Address (including zip code) and Telephone Number (including area code)
   of Person(s) Authorized to Receive Notices and Communications on Behalf of
                                Subject Company)

                                 with a copy to:

                              Donald E. Baker, Esq.
                                 White Case LLP
                              Alameda Santos, 1940, 3 andar
                        01418-200, Sao Paulo, SP, Brazil
                                (55-11) 3147-5600

                                 August 26, 2004
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                  (Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1.        Home Jurisdiction Documents

          (a) An English translation of the Notice of Convocation of General Shareholders' Meeting.

          (b)  Not Applicable.

Item 2.        Informational Legends

          A legend in compliance with Rule 802(b) under the Securities Act of 1933, as amended, has been included on the cover page of the translation of the Notice of Convocation listed in Item 1 above.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

          (1)  Not Applicable.

          (2)  Not Applicable.

          (3)  Not Applicable.

PART III - CONSENT TO SERVICE OF PROCESS

          (1) Braskem S.A. is filing with the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X concurrently with the furnishing of this Form CB.

          (2)  Not Applicable.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                            /s/ Paul Altit
                                               --------------------------------
                                                By: Paul Altit
                                                Title:  Chief Financial Officer
                                                Date: September 3, 2004



EXHIBIT INDEX
------------------------
Exhibit
Number       Description
--------------------------------------------------------------------------------

Exhibit A   English translation of Notice of Convocation of General
            Shareholders' Meeting.